Exhibit 99

CACI Clarifies Information About Its Interrogation Services for

U.S. Army

Army Inspector General Report Determines CACI Interrogators Met

Army Statement of Work (Work Order) Criteria

Arlington, Va., July 26, 2004—CACI International Inc (NYSE: CAI) today issued the following statement:

As more comprehensive reports and investigations related to detainees in Iraq are made public, CACI wants to ensure accurate information is disseminated to the public, its shareholders, customers, and employees regarding the facts about the company’s interrogation services in Iraq (an information technology-related intelligence information gathering and analysis function). The company emphasized these points:

•	The U.S. Army Inspector General (IG) Report released July 22, 2004 determined that all CACI contract interrogators satisfied the Army’s requirement for relevant experience as set forth in its statement of work criteria (work order).

•	The Army IG Report further noted that the Army statement of work (work order) did not mandate military training as a prerequisite for assignment; other appropriate and relevant experience was also authorized.

•	CACI employees in Iraq work under the supervision and project monitoring (and chain of command) of U.S. military personnel. CACI personnel are also supervised administratively by the company’s management organization in Iraq and in the U.S.

•	CACI’s interrogation team members are all U.S. citizens and hold U.S. government security clearances at the “Secret” or “Top Secret” level.

•	The CACI contract work order began with the Army in August 2003 as part of CACI’s intelligence support services line of business.

•	The U.S. Army in Iraq has consistently reported to CACI that they are quite satisfied with the interrogation services being performed.

•	CACI started recruiting for interrogators in August 2003. CACI has received approximately 1600 job applications since then. Fewer than 2% of these have been employed in Iraq.

•	CACI has provided a total of 36 interrogators since August of 2003 with a maximum of 10 interrogators on site at Abu Ghraib at any one time.

•	CACI’s interrogation support and analysis work for the U.S. Army in Iraq is a very small fraction, less than 1%, of the company’s total worldwide business. Nonetheless, CACI is proud of its people for the work and the service they have provided for the U.S. military and their country under hazardous conditions in Iraq.

•	CACI is not a private security company and does not provide mercenaries or armed private security personnel or any physical security services.

•	CACI does not provide interrogation support services to the U.S. government in Guantanamo Bay, Cuba or Afghanistan. CACI provided and continues to provide interrogation services exclusively in Iraq.

•	The company is proud of its contract relationship with the U.S. Army and of the consistent service its dedicated employees have provided through the most challenging circumstances.

•	CACI has cooperated fully with every U.S. government inquiry concerning this contract (and work orders) to provide the U.S. Army with interrogation support services in Iraq.

•	The company has stated repeatedly that it will not condone, tolerate or endorse any illegal behavior at any time. The company will act forcefully and promptly if evidence is discovered showing that an employee acted in violation of the law or of CACI’s policies. At the same time, the company will not rush to judgment on the basis of slander, distortion, false claims, partial reports, or any incomplete investigations. The company supports the concepts of the rule of law, due process, and the presumption of innocence. Vague, unsubstantiated allegations, lacking hard evidence, are not a sufficient basis on which to condemn anyone.

CACI continues to provide professional interrogation and analyst support services (an intelligence information gathering function) to the U.S. Army in Iraq. Since 1962, the company has successfully provided IT services during nine U.S. Presidential administrations that have had varying policies and objectives. With over 9,400 employees operating from over 100 office locations in the USA and around the world, CACI takes pride in satisfying its customers and in complying with the highest ethical standards.

CACI’s advanced information technology solutions and intelligence support services in Iraq enhance military effectiveness. Our efforts also free up the troops for other critical military missions. Its U.S. military customers in Iraq have commended the company for its performance.

Additional information, news releases, and FAQs on CACI’s Iraq business and these related matters is available on CACI’s website: www.caci.com

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, homeland security and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For other information contact:

Jody Brown Senior Vice President, Public Relations

(703) 841-7801, jbrown@caci.com